Consent of Independent Auditor

We consent to the use in this Registration Statement on Form S-4 of Hooper Holmes, Inc. of our report dated March 16, 2017, relating to the financial statements of Provant Health Solutions, LLC, also appearing in this Registration Statement. Our report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern,

We also consent to the reference of our firm under the heading “Experts” in this Registration Statement.

/s/ RSM US LLP

Boston, Massachusetts
March 16, 2017